Exhibit (h)(5)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement dated June 2, 1994 between Smith, Barney Advisers, Inc. and Consulting Group Capital Markets Funds (the “Trust”) is entered into by Smith Barney Fund Management LLC (the “Manager”) and the Trust as of the 1st day of September, 2005.

WHEREAS, the Manager is the successor to Smith, Barney Advisers, Inc., and

WHEREAS, the Board of Directors of the Trust has voted to decrease the compensation payable by each series of the Trust (each, a “Portfolio”) under the Administration Agreement effective September 1, 2005; and

WHEREAS, the undersigned wish to amend the Administration Agreement to reflect the decreased administration fee.

NOW, THEREFORE, the Administration Agreement is hereby amended as follows:

1. Section 3 of the Administration Agreement is hereby deleted in its entirety and replaced with the following new Section 3:

“3. Compensation

In consideration of the services rendered pursuant to this Agreement, the Trust will pay SBA on the first business day of each month a fee for the previous month at an annual rate of 0.125 of 1.00% of each Portfolio’s average daily net assets. Upon any termination of this Agreement with respect to a Portfolio before the end of any month, the fee for such Portfolio for such part of a month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to SBA, the value of each Portfolio’s net assets shall be computed at the times and in the manner specified in the Trust’s Prospectus and Statement of Additional Information as from time to time in effect.”

2. Except as amended herein, all the provisions of the Administration Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment to Administration Agreement as of the date first written above.

SMITH BARNEY FUND MANAGEMENT LLC		CONSULTING GROUP CAPITAL MARKETS FUNDS

By:	/S/ R. JAY GERKEN	By:	/S/ R. JAY GERKEN
Name:	R. Jay Gerken	Name:	R. Jay Gerken
Title:	Chairman, President and Chief Executive Officer	Title:	President and Chief Executive Officer